U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)................................................. July 5, 2006

SULPHCO, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-32636 (Commission file number)	88-0224817 (I.R.S. Employer Identification Number)

850 Spice Islands Drive, Sparks, NV 89431
(Address of principal executive offices)

(775)-829-1310
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

We procure the full time services of our chairman of the board and chief executive officer, Dr. Rudolf W. Gunnerman, pursuant to an Engagement Agreement with RWG, Inc., a Nevada corporation owned by Dr. Gunnerman. The Engagement Agreement expired by its terms on July 1, 2006.

On July 5, 2006, the Board of Directors of SulphCo, Inc. authorized a one-year renewal of the Engagement Agreement. Under the terms of the new Engagement Agreement, effective July 1, 2006, SulphCo, Inc. will pay a yearly fee of $480,000, payable in installments no less often than monthly, for services rendered during the one year term of the Agreement.

In addition, RWG, Inc. is entitled to receive amounts it previously waived under prior engagement agreements, totaling $170,000. In this regard, as of July 1, 2004, SulphCo, Inc. was obligated to pay a fee of $480,000 annually as a consulting payment under a prior Engagement Agreement entered on July 1, 2004. Effective as of November 1, 2004, this amount was reduced by mutual agreement from $40,000 to $30,000 per month until SulphCo received substantial additional funds. On May 8, 2006, the SulphCo’s Board of Directors approved the reinstatement of RWG, Inc.’s consulting fees to $40,000 per month ($480,000 per annum), effective April 1, 2006. However, RWG, Inc. was not paid the $10,000 per month it agreed to forego from November 1, 2004, to March 31, 2006, totaling $170,000. The new Engagement Agreement provides for the payment of this amount to RWG, Inc.

Item 9.01. Financial Statements and Exhibits.

10.1	Engagement Agreement dated as of July 1, 2006, between SulphCo, Inc., a Nevada corporation, and RWG, Inc., a Nevada corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SULPHCO, INC. (Registrant)

Date: July 11, 2006	By:	/s/ Loren J. Kalmen

Loren J. Kalmen Chief Financial Officer